Exhibit 99.1


           Station Casinos' Stockholders Approve Company's Proposals;
                       Union's Non-Binding Proposal Fails


     LAS VEGAS--(BUSINESS WIRE)--May 24, 2006--Station Casinos, Inc. (NYSE:STN) ("Station" or the "Company") today announced the results of the matters voted on at its 2006 Annual Meeting of Stockholders (the "Annual Meeting"), which was held today at Red Rock Casino Resort Spa in Las Vegas, Nevada.
     At the Annual Meeting, the Company's stockholders re-elected two directors, Lowell H. Lebermann, Jr. and Robert E. Lewis, both of whom are independent members of the Board, each to serve a term of three years. The Company's stockholders also ratified the appointment of the Company's independent auditors, Ernst & Young LLP, for 2006.
     For the second year in a row, the Company's stockholders also voted down a non-binding proposal submitted by UNITE HERE, an affiliate of the Culinary Workers' Union Local 226 (the "Union") and the holder of 262 shares of the Company's common stock, which recommended changes to the Company's shareholder rights plan. The Union has been engaged in a long-running campaign to unionize the Company's workforce. This proposal was unanimously opposed by the Company's Board of Directors.
     Wells Fargo Shareowner Services, the independent inspector of elections for the Annual Meeting, has certified the voting results. A copy of the Certificate of Report of Inspector of Elections (the "Certified Report") is attached as an Exhibit to the Company's Report on Form 8-K to be filed with the Securities and Exchange Commission. In order for the Union's non-binding proposal to be considered approved by the stockholders, the proposal would have needed the affirmative vote of a majority of the shares present at the meeting in person or represented by proxy. According to the Certified Report, the Union's proposal received less than 45% affirmative votes at the Annual Meeting.
     "We certainly appreciate the support we received from our stockholders on all of the matters presented at the Annual Meeting and look forward to continuing to create value for all of our stockholders," said Frank J. Fertitta III.

     Company Information

     Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley's Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.


    CONTACT: Station Casinos, Inc.
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
                     or
             Thomas M. Friel, 800-544-2411 or 702-495-4210
             Vice President of Finance/Controller
                     or
             Lori B. Nelson, 800-544-2411 or 702-495-4248
             Director of Corporate Communications